EX-99.(m)(vii)

CARILLON SERIES TRUST

CLASS Y

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Carillon Series Trust Class Y Distribution Plan shall be as follows:

Carillon Series Trust - Carillon ClariVest Capital Appreciation Fund	0.25%
Carillon Series Trust - Carillon Eagle Growth & Income Fund	0.25%
Carillon Series Trust - Carillon ClariVest International Stock Fund	0.25%
Carillon Series Trust - Carillon Eagle Mid Cap Growth Fund	0.25%
Carillon Series Trust - Carillon Eagle Small Cap Growth Fund	0.25%
Carillon Series Trust - Carillon Reams Core Bond Fund	0.25%
Carillon Series Trust - Carillon Reams Core Plus Bond Fund	0.25%
Carillon Series Trust - Carillon Scout International Fund	0.25%
Carillon Series Trust - Carillon Scout Mid Cap Fund	0.25%
Carillon Series Trust - Carillon Scout Small Cap Fund	0.25%
Carillon Series Trust - Carillon Reams Unconstrained Bond Fund	0.25%

Dated: March 1, 2021